SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              DIANON Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              DIANON Systems, Inc.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee Computed on table below per Exchange Act Rules  14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which  transaction  applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:

[ ]  Fee paid previously with preliminary  materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                              DIANON SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 29, 1998

     The Annual Meeting of the shareholders of DIANON Systems, Inc. (the "Company") will be held at the Company's corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut, on Thursday, October 29, 1998, at 10:00 A.M., for the following purposes:

          (1)  To elect directors for the ensuing year;

          (2) To ratify the appointment of Arthur Andersen, LLP as the independent public accountants of the Company for the calendar year ended December 31, 1998; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only shareholders of record at the close of business on September 18, 1998 will be entitled to vote at the Annual Meeting. A list of shareholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and during business hours from October 19, 1998 to the date of the Annual Meeting at the Company's corporate headquarters.

     Whether you expect to attend the Annual Meeting or not, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                              By Order of the Board of Directors

                                                     David R. Schreiber
                                                     Corporate Secretary

200 Watson Boulevard
Stratford, Connecticut 06615
September 30, 1998

            IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED
                              AND RETURNED PROMPTLY

                              DIANON SYSTEMS, INC.
                                 PROXY STATEMENT

September 30, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of DIANON Systems, Inc. ("DIANON" or the "Company") for use at the Annual Meeting of its shareholders to be held at the Company's corporate headquarters at 200 Watson Boulevard, Stratford, Connecticut on Thursday, October 29, 1998, at 10:00 A.M.

     Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting or any adjournment thereof in accordance with any specification thereon, or if no specification is made, will be voted "FOR" the election of the named director nominees and approval of the other proposal set forth in the Notice of Annual Meeting of Shareholders of the Company. The Board of Directors of the Company knows of no other matters which may be brought before the Annual Meeting. However, if any other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote in person. Rights of appraisal or similar rights of dissenters are not available to shareholders of the Company with respect to any matter to be acted upon at the Annual Meeting.

     The Annual Report on form 10-K of the Company (which does not form a part of these proxy solicitation materials), as filed with the Securities Exchange Commission and including the financial statements of the Company, is enclosed herewith.

     The mailing address of the principal executive office of the Company is 200 Watson Boulevard, Stratford, Connecticut 06615. This Proxy Statement and the accompanying form of proxy are expected to be mailed to the shareholders of the Company on or about September 30, 1998.

                                VOTING SECURITIES

     The Company has only one class of voting securities outstanding, its Common Stock, par value $0.01 per share (the "Common Stock"). On September 18, 1998, 6,780,851 shares of Common Stock were outstanding. At the Annual Meeting, each shareholder of record at the close of business on September 18, 1998, will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting.

                              ELECTION OF DIRECTORS

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as directors of the Company to serve until the next Annual Meeting and until their successors are duly elected and qualified. The Board of Directors recommends that shareholders vote "FOR" the election of such nominees.

     If any nominee is unable to stand for election when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees and for such person, if any, as shall be designated by the present Board of Directors to replace such nominee. The Board of Directors does not presently anticipate that any nominee will be unable to stand for election.

Information Concerning Directors and Nominees

     The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the nominees has had the same principal occupation for the last five years. All of the nominees are currently directors of the Company.

     Kevin C. Johnson, age 43, a Director since May 1996, is President and Chief Executive Officer of the Company. Mr. Johnson joined Dianon as President in May 1996, and was appointed to the additional position of Chief Executive Officer in February 1997. Formerly, Mr. Johnson was with Corning Inc., a manufacturer of specialty materials and a provider of laboratory services, for eighteen years, serving most recently as Vice President and General Manager of Corning Clinical Laboratories' Eastern region in Teterboro, New Jersey.

     John P. Davis, age 56, a Director since 1984, was President and Chief Executive Officer of Infant Advantage, Inc., a child development company, from December 1997 through June 1998. From May 1995 through December 1997, Mr. Davis was President and Chief Executive Officer of Calypte Biomedical Corp., a diagnostic products company. From 1984 to January 1995, Mr. Davis was an officer of the Company. Mr. Davis joined the Company in January 1984 as President and Chief Operating Officer, and subsequently became co-Chief Executive Officer in 1992 and Chief Executive Officer in 1994. In January 1995, Mr. Davis resigned as Chief Executive Officer of the Company and became Vice Chairman of the Board. In February 1997, Mr. Davis was elected non-executive Chairman of the Board. Mr. Davis also serves as Chairman of the Board of CytoLogix, Inc.

     James B. Amberson, age 47, a Director since January 1995, is Senior Vice President and Chief Medical Officer of the Company. Dr. Amberson joined Dianon in 1989 as Director, Cytometry Business Unit, and has served as Vice President of Pathology Services, Vice President of Medical Affairs and Senior Vice President and General Manager of the Anatomic Pathology Unit before his present position. Prior to joining the Company, Dr. Amberson was Assistant Professor of Pathology, Cornell University Medical College for six years. Dr. Amberson holds an MD from Johns Hopkins University and an MBA from Columbia University School of Business.

     Bruce K. Crowther, age 46, a Director since December 1997, is President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital, in Arlington Heights, Illinois and certain of its affiliates. Mr. Crowther is a Fellow of the American College of Healthcare Executives, Chairman of the Board of the Illinois Hospital and HealthSystems Association and serves on the Board of both Chicago Hospital Risk Pooling Program and Barrington Bank and Trust. Mr. Crowther received an MBA from Virginia Commonwealth University Medical College in Richmond, VA.

     E. Timothy Geary, age 46, a Director since June 1997, had been Chairman, President and Chief Executive Officer of National Surgery Centers, Inc. of Chicago, Illinois, the leading independent owner and operator of ambulatory surgery centers in the country, until its acquisition by HealthSouth Corporation on July 22, 1998. Prior to founding National Surgery Centers in 1987, Mr. Geary served as a Vice President with Medical Care International. Mr. Geary is a member of the Board of Directors of the Federated Ambulatory Surgery Association. Mr. Geary holds an MBA and BA from the University of Chicago.

     G. S. Beckwith Gilbert, age 56, a Director since October 1995, is President, Chief Executive Officer and a Director of Field Point Capital Management Company in Greenwich, Connecticut, a merchant banking firm. Mr. Gilbert is also a partner of Wolsey & Co., a merchant banking firm. In addition, Mr. Gilbert is Chairman of the Board and a Director of Megadata Corporation as well as a Director of Davidson Hubeny Brands, Inc., Kionix, Inc. and Transgenomic, Inc. Mr. Gilbert is a graduate of Princeton University and holds an MBA from New York University. In February 1997, the Board elected Mr. Gilbert Chairman of the Executive Committee.

     Jeffrey L. Sklar, age 50, a Director since 1994, is Professor of Pathology, Harvard Medical School, and Director, Divisions of Diagnostic Molecular Biology and of Molecular Oncology, Department of Pathology, Brigham and Women's Hospital. Dr. Sklar has served on numerous editorial boards and has consulted widely to the biotechnology industry. In addition, Dr. Sklar serves on the Scientific Advisory Committee for Clinical Science, The Fred Hutchinson Cancer Center, Seattle, Washington; the Scientific Advisory Committee, New England Primate Research Center, Harvard University; the External Review Committee, Dana-Farber Cancer Institute, Boston, and the Pathology B Study Section, National Institutes of Health. Dr. Sklar also serves as a Director of Transgenomic, Inc. and holds an MD and Ph.D. from Yale University and an MA (honorary) from Harvard University.

Committees of the Board

     The Company's Board of Directors presently has standing Audit, Compensation, and Executive Committees, the current membership and principal responsibilities of which are described below. The Board of Directors does not have a Nominating Committee.

Audit Committee

     Members: Mr. Davis and Mr. Gilbert

     The Audit Committee's functions include reviewing with the independent public accountants the plan for and results of their audit, the adequacy of the Company's systems of internal accounting controls and any material breakdown in such controls. In addition, the Audit Committee reviews the independence of the independent public accountants and their fees for services rendered to the Company.

Compensation Committee

     Members: Mr. Davis, Mr. Gilbert and Dr. Sklar

     The Compensation Committee's functions include setting compensation of the directors and the executive officers. In addition, the Compensation Committee has the authority to grant certain awards under the 1991 and 1996 Stock Incentive Plans.

Executive Committee

     Members: Mr. Gilbert, Mr. Davis and Mr. Johnson

     The Executive Committee's primary function is to assist management in formulating the Company's long-term strategy. Mr. Gilbert serves as Chairman of the Executive Committee.

Attendance at Board and Committee Meetings

     During the 1997 fiscal year the Board of Directors held five regular meetings and one special meeting. In addition, the Audit Committee met three times, the Compensation Committee met once and the Executive Committee met five times. During such fiscal year each director attended at least 75% of the aggregate of (i) the regular and special meetings of the Board and (ii) the meetings of the committees of the Board on which such director served.

Compensation of Directors

         Directors who are not employees of the Company are paid $1,500 for each meeting of the Board of Directors attended in person and $500 for each meeting attended by telephone. In addition, committee members are paid $500 for each committee meeting attended which does not occur on the same day as a Board meeting. Directors are also reimbursed for expenses to attend meetings of the Board and its committees. In addition, the Company has made payments to Brigham & Women's Hospital, Inc., for which Dr. Sklar is director, Division of
Diagnostic Molecular Biology, Department of Pathology. See "Compensation Committee Interlocks and Insider Participation."

     Commencing January 1, 1998, Mr. Davis and Mr. Gilbert, in connection with their capacities as non-Executive Chairman of the Board and Chairman of the Executive Committee, respectively, also receive $50,000 annually (payable monthly at $4,166) and an annual grant of 3,000 stock options, at a price equal to the market value on the date of grant, pursuant to the Company's 1996 Stock Incentive Plan. They each also received a one-time grant of 13,000 stock options in December 1997 pursuant to this same plan, in connection with their services in the aforementioned positions during 1997.

     Pursuant to the Company's 1996 Stock Incentive Plan, Directors who are not employees of the Company receive (i) automatic initial and quarterly grants of stock options with tandem limited stock appreciation rights beginning July 1995,
(ii) automatic quarterly grants of shares of Common Stock beginning January 1997 and (iii) additional stock options or other awards to the extent granted by the Board of Directors in its discretion.

     Each initial and quarterly stock option which is automatically granted under such plan is exercisable for that number of shares obtained by dividing $5,000 by the closing price of the Common Stock on the date of grant and is exercisable at that price. Each such option has a 10-year term and vests with respect to 10% of the underlying shares on the date which is three months after the date of grant, and an additional 10% at the end of each three-month period thereafter. Each such option can be exercised for five years following a director's termination of service to the extent it had vested prior to termination. Each automatic quarterly stock grant is for the number of shares obtained by dividing $2,000 by the closing price of the Common Stock on the date of grant, and is fully vested at grant.

     In November 1996, pursuant to authorization by the Board of Directors, the Company granted to Dr. Sklar an option to purchase 10,000 shares of Common Stock at an exercise price of $6.375 to compensate him for his services as a Director. Such option vests 40% on grant, and an additional 20% on each of August 4, 1997, August 4, 1998 and August 4, 1999. Such grant is a replacement of an option to purchase 10,000 shares of Common Stock authorized by the Board in 1994, but not accepted by Dr. Sklar at that time due to the conditions of his employment by Brigham & Women's Hospital, Inc.

     Mr. Johnson and Dr. Amberson, who are employees of the Company, receive no additional compensation for their services as Directors of the Company.

Voting for Directors

     Abstentions are included in the determination of the existence of a quorum. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. An automated system administered by the Company's transfer agent tabulates the votes. Abstentions are not counted for purposes of election of directors.

                               EXECUTIVE OFFICERS

     For information with respect to Mr. Johnson and Dr. Amberson, who are also Directors, see "Election of Directors - Information Concerning Directors and Nominees."

     Steven T. Clayton, age 32, has served as Vice President, Information Services since he joined the Company in December 1996. Prior to joining the Company, Mr. Clayton was with Corning Clinical Laboratories for nine years serving most recently as the Midwest Regional Director of Information Systems. Mr. Clayton holds an ASM from Thomas Edison State College.

     John S. Fanuko, age 39, has served as Vice President, Finance and Corporate Controller since January 1998 when he joined the Company. Formerly, Mr. Fanuko was Senior Vice President and Chief Financial Officer of American Vision Centers, Inc. from June 1994 through January 1998, and prior to that, a Senior Manager at Ernst & Young LLP. Mr. Fanuko holds an MBA from New York University and a BS from Manhattan College and is a Certified Public Accountant.

     David R. Schreiber, age 38, has served as Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary since November 1996 when he joined the Company. Formerly, Mr. Schreiber was with Corning Clinical Laboratories, a provider of laboratory services, for 10 years, serving most recently as Vice President and General Manager of the laboratory's Midwest region. Mr. Schreiber holds an MBA from Northern Illinois University.

     Martin J. Stefanelli, age 37, has served as Vice President, Laboratory Operations since May 1997. Mr. Stefanelli joined the Company in January 1990 as a Sales Representative and subsequently served as Logistics Manager, Marketing Manager and Director of Operations, Anatomic Pathology. Before joining the Company, Mr. Stefanelli was a captain in the U.S. Army. Mr. Stefanelli holds a BS from the United States Military Academy.

                             EXECUTIVE COMPENSATION

Compensation Committee Report

     The Compensation Committee of the Board of Directors of DIANON Systems, Inc. (the "Committee") sets forth its report on executive compensation below. This Committee report documents the components of the Company's executive officer compensation programs and describes the basis on which 1997 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables below.

Compensation Program Components

     The Committee is responsible for setting and monitoring the effectiveness of the compensation provided to the Company's Directors and executive officers. In its decision-making, the Committee is guided by a compensation philosophy designed to reward employees for the achievement of business goals and the maximization of shareholder returns. Specific levels of pay and incentive opportunity are determined by the competitive market for executive talent and, where appropriate, the need to invest in the future growth of the business. The compensation program, which provides incentives for executive officers to achieve the short-term and long-term goals of the Company, comprises three components: base salary, incentive compensation and stock option awards.

     Base Salary - Base pay levels are largely determined through comparisons with service companies of similar size. Since the Company's current strategy places greater reliance on outstanding professional and management skills than on proprietary technology, the Company believes that base salaries at the high end of the competitor range may be required in certain circumstances to maintain the Company's strategic position. Actual salaries are based on individual performance contributions within a tiered salary range for each position that is established through job evaluation and competitive comparisons.

     Management Incentive Plan - The Company's Management Incentive Plan provides cash bonus incentives ("Incentive Payments") for all management employees. The bonus payment under this plan is based on a fixed percentage of an employee's annual salary, which increases with the grade of an employee's position from 10% to a maximum of 40%. This percentage of salary is then adjusted to reflect the degree to which Company and individual performance goals are achieved (respectively, the "Company Achievement Percentage" and the "Individual Achievement Percentage") by multiplying the employee's fixed bonus percentage by the Company Achievement Percentage and by the Individual Achievement Percentage. The Company Achievement Percentage is based on, among other things, sales and earnings per share growth. The Individual Achievement Percentages for executive officers is based upon the degree to which each officer met the individual goals set for him/her, as evaluated by the CEO and Compensation Committee. The maximum bonus attainable is limited to the prescribed salary percentage, unless certain special Company sales and income goals are met. Achieving these special "stretch" goals entitles participants to additional compensation equal to 50% of the amount otherwise payable under the Management Incentive Plan ("Extra Incentive Payout"). Actual awards are subject to decrease or increase at the discretion of the Committee.

     Stock Option Program - The Committee strongly believes that by providing executives an opportunity to own shares of Company stock, the best interests of shareholders and executives will be closely aligned. Therefore, all executives are eligible to receive stock options from time to time giving them the right to purchase shares of Common Stock of the Company at a specific price in the future. The number of stock options granted to executive officers is determined at the discretion of the Committee based on the accomplishments of such executives, their length of service with the Company, the number of prior awards received by such officer, the relative value as well as the exercise price of such awards, and competitive practices.

Discussion of 1997 Compensation for the Chief Executive Officer

     The Committee meets with the Chief Executive Officer to evaluate his performance. For 1997, Mr. Johnson's incentive compensation was based on the Company Achievement Percentage and the Committee's evaluation regarding his overall performance based on both quantitative and qualitative objectives, as set by the Board at the start of the year. Such incentive compensation awarded to Mr. Johnson represented approximately 29% of his annual base salary for the year. In addition, during 1997 Mr. Johnson received a stock grant of 15,000 shares in accordance with the terms of his employment agreement.

     This report has been provided by the Compensation Committee of the Board of
Directors:

                                  John P. Davis
                             G. S. Beckwith Gilbert
                           Jeffrey L. Sklar, MD, Ph.D.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information with respect to the following named executive officers: the person who served as Chief Executive Officer ("CEO") during 1997, and the four executive officers other than the CEO serving at December 31, 1997 whose total salary and bonus for 1997 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE



                                                                                               Long Term
                                       Annual Compensation                                   Compensation
                                   --------------------------------                          ------------
                                                                               Other          Securities
           Name and                                                            Annual         Underlying        All Other
      Principal Position            Year      Salary        Bonus           Compensation       Options        Compensation
      ------------------            ----      ------        -----           ------------       -------        ------------
Kevin C. Johnson (1)                1997      $281,939     $82,378           $127,500 (3)            --         $30,860 (4)
President, Chief Executive          1996       174,520      94,000 (2)             --           200,000           1,507
    Officer and Director

James B. Amberson, M.D.             1997       238,790      35,451                 --            20,000           2,630 (5)
Senior Vice President,              1996       200,013      47,869                 --            15,000           2,530
   Operations and Chief Medical     1995       185,465      36,997                 --            25,000           2,104
   Officer and Director

James T. Barry (14)                 1997       118,666      20,862                 --            15,000             604 (6)
Vice President, Marketing and       1996        85,000      20,000                 --            20,000              84
    Technology                      1995        75,000      11,934                 --             5,000              84

Steven T. Clayton (7)               1997       120,000      35,568                 --            15,000          73,073 (9)
Vice President, Information         1996         6,923      14,000 (8)             --            15,000              --
    Services

David R. Schreiber (10)             1997       191,170      65,702            $65,625 (12)       20,000          83,542 (13)
Senior Vice President Finance,      1996        29,231      80,000 (11)            --            50,000           1,742
Chief Financial Officer and
   Corporate Secretary

(1) Mr. Johnson joined the Company as President in May 1996 and was appointed to the position of Chief Executive Officer in February 1997.

(2) $50,000 of the $94,000 indicated for Mr. Johnson represents a sign-on bonus he received when he joined the Company in May 1996.

(3) The $127,500 indicated for Mr. Johnson represents a stock grant of 15,000 shares of Common Stock on January 2, 1997 at a market value of $8.50 per share.

(4)  The  $30,860  indicated  for  Mr.  Johnson  represents   relocation  costs,
     contributions paid by the Company pursuant to the Company's 401(k) Retirement Plan and premiums paid by the Company for term life insurance which for 1997 amounted to $27,725, $1,600 and $1,535, respectively.

(5) The $2,630 indicated for Dr. Amberson represents contributions paid by the Company pursuant to the Company's 401(k) Retirement Plan and premiums paid by the Company for term life insurance which for 1997 amounted to $1,600 and $1,030, respectively.

(6) The $604 indicated for Mr. Barry represents contributions paid by the Company pursuant to the Company's 401(k) Retirement Plan and premiums paid by the Company for term life insurance which for 1997 amounted to $520 and $84, respectively.

(7) Mr. Clayton joined the Company as Vice President, Information Systems in December 1996.

(8) The $14,000 indicated for Mr. Clayton represents a sign-on bonus he received when he joined the Company in December 1996.

(9) The $73,073 indicated for Mr. Clayton represents relocation costs and premiums paid by the Company for term life insurance which for 1997 amounted to $72,989 and $84, respectively.

(10) Mr. Schreiber joined the Company as Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary in November 1996.

(11) The $80,000 indicated for Mr. Schreiber represents a sign-on bonus he received when he joined the Company in November 1996.

(12) The $65,625 indicated for Mr. Schreiber represents a stock grant of 7,500 shares of Common Stock on April 1, 1997 at a market value of $8.75 per share.

(13) The $83,542 indicated for Mr. Schreiber represents relocation costs and premiums paid by the Company for term life insurance which for 1997 amounted to $83,458 and $84, respectively.

(14) Mr. Barry resigned his position with the Company in August 1998.

Employment and Severance Agreements

     The Company entered into an employment agreement with Mr. Johnson on May 2, 1996. The agreement provides for Mr. Johnson to serve as President of the Company at an initial base salary of $275,000 per annum, the grant of options to purchase 200,000 shares of Common Stock with a 10-year term and an exercise price of $5.69, stock grants of 15,000 shares of Common Stock on January 2, 1997 and 15,000 additional shares on January 2, 1998 provided Mr. Johnson continues to be employed with the Company on such date, a signing bonus of $50,000 and a loan of $150,000. The loan carries an interest rate of 5.9%, payable annually, and is repayable upon termination of Mr. Johnson's employment with the Company. If Mr. Johnson continues to be employed with the Company, the loan principal will be forgiven at the rate of $2,500 per completed month of employment from January 31, 1998 through December 31, 2002. This agreement provides that in the event of a termination of Mr. Johnson's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

     The Company entered into an employment agreement with David R. Schreiber on September 30, 1996 as the Chief Financial Officer and Senior Vice President, Finance. The agreement provides for an initial base salary of $190,000 per annum, the grant of options to purchase 50,000 shares of Common Stock with a 10-year term and an exercise price of $6.625, a signing bonus of $80,000 and a stock grant of 7,500 shares of Common Stock on April 1, 1997. This agreement provides that in the event of a termination of Mr. Schreiber's employment other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary (and certain other benefits) if such termination occurs within the first year of employment or six months after the Company is acquired by another business entity, or six month's salary (and certain other benefits) if such termination occurs after such period. Subject to the foregoing, this agreement is subject to termination at will by either party.

     The Company entered into an agreement with Dr. James B. Amberson on September 1, 1996, which provides that following a "Change in Control" of the Company, as defined in the agreement, if Dr. Amberson's employment is terminated other than for "Cause," as defined in the agreement, he is entitled to receive one year's salary and bonus and all his stock options will vest completely. Dr. Amberson's agreement expires in September 2001 and is subject to successive automatic one-year renewals thereafter (unless certain notice is given).

     The Company also entered into an employment agreement with Dr. James B. Amberson on September 1, 1996. Pursuant to such agreement, Dr. Amberson is entitled to a salary as determined by the Company and other employee benefits made available by the Company to its employees. This agreement provides that in the event of a termination of Dr. Amberson's employment for other than "Stated Cause" (as defined in the agreement), he is entitled to receive six month's salary and other benefits. Subject to the foregoing, this agreement is subject to termination at will by either party.

Performance Graph

     The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative shareholder return on an indexed basis with a broad equity market index and either a published industry index or an index of peer companies selected by the Company. The graph below compares the cumulative total return during such period on $100 invested as of December 31, 1992 in the Common Stock of the Company, the H&Q Health Care Sub-Sector excluding the Biotechnology Sector of the Hambrecht & Quist Technology and Growth Indices and the NASDAQ National Market Index, assuming the reinvestment of all dividends:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                               [GRAPHIC OMITTED]

HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES:
1998 PROXY PERFORMANCE GRAPH DATA

SCALED PRICES:  Stock and index prices scaled to 100 at 12/31/92

                DIANON           Nasdaq Stock
    DATES       Systems          Market-U.S.    H&Q Healthcare Excl. Biotech
    -----       -------          ------------   ----------------------------

    Dec-92       100.00             100.00                100.00
    Dec-93       54.55              114.80                71.62
    Dec-94       36.36              112.21                76.10
    Dec-95       38.64              158.70                126.71
    Dec-96       78.41              195.19                140.67
    Dec-97       85.23              239.53                167.64

Change of Control Provisions

     As a general matter, under the Company's 1996 Stock Incentive Plan, upon the occurrence of a Change of Control (as defined below), (1) all outstanding stock options, SARs, and limited SARs, including those held by Outside Directors (as defined in such plan), will become fully exercisable and vested, (2) all other awards under the Plan will become fully vested, and (3) to the extent the cash payment of any award is based on the fair market value of stock, such fair market value will be the Change of Control Price (as defined below).

     A "Change of Control" is deemed to occur on the date (1) any person or group acquires beneficial ownership of securities representing 25% or more of the Company's total voting power (with certain exceptions), (2) individuals who constitute the "Current Directors" (as defined in the Plan) fail to constitute at least two-thirds of the Board of Directors, (3) the shareholders approve a merger or consolidation unless following such transaction (a) the beneficial owners of the Company's Common Stock before the transaction own securities representing more than 50% of the total voting power of the company resulting from the transaction, and (b) at least a majority of members of the board of directors of the company resulting from the transaction were members of the Company's Board of Directors at the time such Board approved the transaction, or
(4) the shareholders of the Company approve a sale of substantially all of its assets.

     The "Change of Control Price" is the highest price per share of Common Stock paid in any open market transaction, or paid or offered to be paid in any transaction related to a Change of Control, during the 90-day period ending with the Change of Control, except that for an SAR granted in tandem with an ISO, such price is the highest price paid on the date the SAR is exercised.

     Each of the Company's Employee Stock Purchase Plan and the 1991 Stock Incentive Plan contain change of control provisions generally comparable to the change of control provisions contained in the Company's 1996 Stock Incentive Plan, as described above, except that options granted under the Employee Stock Purchase Plan will become exercisable (if not already exercisable) as of the first business day that is at least 30 days after the "Change of Control" rather than immediately.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required during the fiscal year ended December 31, 1997, all Section 16(a) reporting requirements applicable to its officers, directors and greater than ten percent beneficial shareholders were complied with except for the following:
Mr. Stefanelli was late in filing his initial Form 3 when becoming subject to the Section 16 reporting requirements, and Messrs. Verfurth and Sandberg each filed a late report with respect to one transaction.

Stock Options

     The following table shows, as to the named executive officers of the Company, information about option grants in the last fiscal year. The Company, as of September 18, 1998, has not granted any Stock Appreciation Rights to officers.


                                       Individual Grants
--------------------------------------------------------------------------------

                                                                                                Potential Realizable
                                  Number of        % of Total                                    Value at Assumed
                                 Securities         Options                                       Annual Rates of
                                 Underlying        Granted to    Exercise or                        Stock Price
                                   Options         Employees      Base Price   Expiration        Appreciation for
            Name                 Granted(#)         in 1997       ($/Share)       Date             Option Term
            ----                 ----------         -------       ---------       ----         ----------------------
                                                                                                 5%($)       10%($)
                                                                                                 -----       ------
James B. Amberson, M.D.            20,000  (1)        7%            $8.75       12/11/2007    $110,057    $278,905
James T. Barry                     15,000  (1)        5%             8.75       12/11/2007      82,542     209,179
Steven T. Clayton                  15,000  (1)        5%             8.75       12/11/2007      82,542     209,179
Kevin C. Johnson                       --             --               --               --          --          --
David R. Schreiber                 20,000  (1)        7%             8.75       12/11/2007     110,057     278,905


(1) In December 1997, the Company granted certain employees and officers options to purchase 301,000 shares of Common Stock at $8.75 per share. These options vest 40% in December 1999 and 20% during each year thereafter. Upon termination, all unvested options are cancelled and all vested options expire 90 days after termination of employment.

The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the named executive officers. The Company, as of September 18, 1998, has not granted any Stock Appreciation Rights to officers.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES



                                             Value
                                             Realized                                           Value of Unexercised
                                             (Market          Number of Securities         In-the-Money Options at FY-End
                                             Price at    Underlying Unexercised Options      (based on FY-End Price of
                                             Exercise             at FY-end(#)                  $9.375/share)($)(1)
                                 Shares      less                 ------------                  -------------------
            Name               Acquired on   Exercise     Exercisable     Unexercisable     Exercisable     Unexercisable
            ----               -----------   ---------    -----------     -------------     -----------     -------------
James B. Amberson, M.D.                --    $     --          34,140           57,360         $157,484         $154,813
James T. Barry                         --          --           3,286           38,000           14,442           81,750
Steven T. Clayton                      --          --              --           30,000               --           31,875
Kevin C. Johnson                       --          --              --          200,000               --          737,500
David R. Schreiber                     --          --              --           70,000               --          150,000

(1) Computed based upon difference between aggregate fair market value and aggregate exercise price.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Sklar served as a member of the Compensation Committee of the Company's Board of Directors during the last completed fiscal year and is continuing to serve as such in the 1998 fiscal year. In 1995 the Company entered into a three-year research and development agreement with Brigham & Women's Hospital, Inc., for which Dr. Sklar is director, Division of Diagnostic Molecular Biology, Department of Pathology. The agreement required the Company to make quarterly payments of $30,000 in exchange for an option to obtain rights in certain existing inventions as well as inventions developed during the course of research in the areas of cancer detection and diagnosis. The research was to be conducted by Dr. Sklar. The Company paid $60,000, $120,000 and $60,000 under this agreement in 1997, 1996 and 1995, respectively. The Company terminated this agreement effective June 30, 1997 and has made all required payments as of December 31, 1997. In addition, the Company has made payments to Brigham & Women's Hospital, Inc. of $30,000 in each of 1996 and 1995 for consulting services.

     In the fourth quarter 1997, the Company entered into a one-year consulting and proprietary information and inventions agreement with Dr. Sklar. The agreement requires the Company to make quarterly payments at the beginning of each quarter for $5,000 in exchange for consultative services for molecular diagnostics. The Company has made all required payments under this agreement to Dr. Sklar of $5,000 in 1997 and $15,000 in 1998.

                     OWNERSHIP OF VOTING STOCK BY MANAGEMENT

     The following table gives information concerning the beneficial ownership of the Company's Common Stock as of September 18, 1998 by each director and each of the executive officers named in the summary compensation table and all current directors and executive officers (as of September 18, 1998) as a group.


                                    Total Shares
                                    Beneficially        Direct         Right to       Percent of
Beneficial Owners                    Owned(1)(2)      Ownership       Acquire(3)       Class(4)
-----------------                    -----------      ---------       ----------       --------
James B. Amberson, M.D.                  93,335          31,402           46,300          1.3%
James T. Barry                            5,295           2,009            3,286            --  (5)
Steven T. Clayton                            --              --               --            --  (5)
Bruce K. Crowther                         1,118             632              486            --  (5)
John P. Davis                           240,886         117,761          123,125          3.4%
Timothy E. Geary                          2,215           1,078            1,137            --  (5)
G.S. Beckwith Gilbert                 1,807,663       1,801,541            6,122         26.6%  (6)
Kevin C. Johnson                        126,086          30,453           80,000          1.8%
David R. Schreiber                       43,133           7,500           20,000            --  (5)
Jeffrey L. Sklar                         16,582           1,541           15,041            --  (5)

All current directors and executive
   officers as a group (11 persons)   2,303,472       1,991,908          295,931         32.5%

(1) The information as to beneficial ownership is based on statements furnished to the Company by its executive officers and directors. Each executive officer and director has sole voting and sole investment power with respect to his respective shares listed above, except that the shares reported for Mr. Gilbert include 121,951 shares which are held by a trust of which Mr. Gilbert is a trustee, as to which Mr. Gilbert shares voting and investment powers. Amounts shown for each of Messrs. Johnson and Schreiber and Dr. Amberson include 15,633 shares held in the Company's 401(k) Retirement Plan, as to which such officers share voting power as trustees of such plan and each individual plan participant has investment power, subject to the terms of such plan, of the shares in his account; such amount includes 453 shares in Mr. Johnson's account.
(2) Includes shares listed under the captions "Direct Ownership" and "Right to Acquire," as well as shares held in the Company's 401(k) Retirement Plan which are beneficially owned by the named individuals as trustees of such plan but as to which such trustees have no economic interest.
(3) Individuals have the right to acquire these shares within 60 days of September 18, 1998 by the exercise of stock options or through purchases under the Company's Employee Stock Purchase Plan.

(4) For the purposes of this table, "Percent of Class" held by each individual has been calculated based on a total class equal to the sum of (i) 6,780,851 shares of Common Stock issued and outstanding on September 18, 1998 plus (ii) for such individual the number of shares of Common Stock subject to stock options presently exercisable, or exercisable within 60 days after September 18, 1998, held by that individual, and which percent is rounded to the nearest whole number.
(5)  Owns less than 1% of the outstanding Common Stock.
(6) Pursuant to an agreement entered into with the Company, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of the Company beneficially owned by him representing greater than 20% of the total voting power of the Company's voting securities outstanding from time to time, or 1,356,170 votes as of September 18, 1998. Excess votes above this amount are required to be voted in proportion to the votes cast by all other shareholders of the Company.

             OWNERSHIP OF VOTING STOCK BY CERTAIN BENEFICIAL OWNERS

     The following table sets forth information with respect to the only persons who, to the best knowledge of the Company as derived from Schedules 13F, 13D and 13G filed by such persons, beneficially owned more than five percent of the Common Stock of the Company as of September 18, 1998. Unless otherwise indicated below, each person included in the table has sole voting and investment power with respect to all shares included therein.


                                                    Amount and Nature
                       Name and Address of            of Beneficial         Percent
Title of Class           Beneficial Owner               Ownership          of Class(1)
--------------           ----------------               ---------          -----------
Common Stock     G. S. Beckwith Gilbert et al           1,807,663 (2)(3)    26.6% (3)
                 104 Field Point Road
                 Greenwich, CT 06830

Common Stock     Oracle Management Partners, Inc.         532,328            7.8%
                 and Affiliates
                 712 E 5th Avenue - 45th Floor
                 New York, NY  10019

Common Stock     John M. Bryan et al                      356,412            5.2%
                 Bryan and Edwards
                 600 Montgomery Street - 35th Floor
                 San Francisco, CA  94111

(1) For the purposes of this table, "Percent of Class" held by each person has been calculated based on a total class equal to the sum of (i) 6,780,851 shares of Common Stock issued and outstanding on September 18, 1998 plus
     (ii) for such person the number of shares of Common Stock subject to stock options or warrants presently exercisable, or exercisable within 60 days after September 18, 1998, held by that person, and which percent is rounded to the nearest whole number.
(2) Mr. Gilbert has shared voting and investment power with respect to 121,951 shares included in the table above.
(3) As of September 18, 1998, Mr. Gilbert cannot vote, without restriction, any Common Stock or other voting securities of the Company beneficially owned by him representing greater than 20% of the total voting power of the Company's voting securities outstanding from time to time, or 1,356,170 votes as of September 18, 1998. Excess votes above this amount are required to be voted in proportion to the votes cast by all other shareholders of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See "Compensation Committee Interlocks and Insider Participation" section.

     Pursuant to his employment agreement, the President of the Company received a loan in 1996 totaling $150,000 which bears interest at 5.9%, payable annually, and is repayable upon termination of his employment with the Company. In addition, the loan principal will be forgiven at a rate of $2,500 per month over the period January 1998 through December 2002 if the President continues to be employed by the Company.

           RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS' APPOINTMENT

     Arthur Andersen, LLP has been the independent auditors of the Company's accounts since 1983. Such firm has no financial interest, either direct or indirect, in the Company. Selection of Arthur Andersen, LLP as the auditors for the calendar year ending December 31, 1998 was made by the Board of Directors, subject to shareholder ratification. A representative of Arthur Andersen, LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

     The Company's Board of Directors recommends that shareholders vote "FOR" ratification of the appointment of Arthur Andersen, LLP as the Company's independent public accountants for 1998. Approval of the ratification of the independent public accountants' appointment requires that the number of votes cast in favor of approval of the ratification of the independent public accountants' appointment exceed the number of votes cast against such approval. Abstentions will have no effect on the vote.

                              SHAREHOLDER PROPOSALS

     The eligibility of shareholders to submit proposals, the proper subjects of shareholder proposals and other issues governing shareholder proposals are regulated by the rules (the "Shareholder Proposal Rules") adopted under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Shareholders must be received by the Company at its principal executive office, 200 Watson Boulevard, Stratford, Connecticut 06615, no later than Tuesday, June 1, 1999.

     In addition, in accordance with recent amendments to the Shareholder Proposal Rules, written notice of shareholder proposals to be submitted outside of Rule 14a-8 described above for consideration at the 1999 Annual Meeting of Shareholders but not to be included in the Company's proxy materials must be received by the Company, at the address set forth in the preceding paragraph, on or before Friday, August 16, 1999 in order to be considered timely for purposes of the Shareholder Proposal Rules. The persons designated as proxies by the Company in connection with 1999 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal of which the Company did not receive timely notice.

                              COSTS OF SOLICITATION

     The costs of soliciting proxies will be borne by the Company. The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries, if any, for reasonable out-of-pocket expenses incurred by them in connection with forwarding solicitation materials to beneficial owners of Common Stock held of record by such persons. Solicitation by the Company will be primarily by mail.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Form 10-K for the year ended December 31, 1997, including all statements and schedules (but without exhibits), as filed with the Securities and Exchange Commission, is included herewith.

                            ------------------------

     The information under the headings "Compensation Committee Report," "Compensation Program Components," "Discussion of 1997 Compensation for the Chief Executive Officer" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.